SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2003

RICHARDSON ELECTRONICS, LTD

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12906	36-2096643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, La Fox, IL	60147-0393
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (630) 208-2200

Item 9. Regulation FD Disclosure

For Immediate Release

For Details Contact:

Ed Richardson                                                  Dario Sacomani

Chairman and Chief Executive Officer          Senior Vice President and

Richardson Electronics, Ltd.                          Chief Financial Officer

Phone:  (630) 208-2340                                     Richardson Electronics, Ltd.

E-mail:  info@rell.com

Richardson Reports 7.6% Sales Growth in the Second Quarter

LaFox, IL, Thursday December 18, 2003:  Richardson Electronics, Ltd.  (NASDAQ: RELL) today reported results for the second quarter of fiscal 2004, which ended November 29, 2003. Sales in the second quarter of 2004 were $128.1 million, an increase of 7.6% from the prior year. Net income was $1.6 million, or $0.11 per share, in the quarter compared to $1.2 million, or $0.09 per share, in the same quarter last year.

Each of the Company's business units recorded sales growth over the prior year for the fourth consecutive quarter led by strong, broad-based demand in the Industrial Power Group and Security Systems Division. The sales increase was 14.5% and 8.8%, respectively. RF/Wireless Communications sales increased 7.3% over the prior year primarily due to stronger demand in network access and fiber products. Sales in the Display Systems Group were slightly up 0.2% in the quarter with sales of medical monitors and stereo monitors for satellite imagery increasing, offset by declines in custom displays due to the timing of project based business.

For the quarter, the Company achieved record sales levels in Europe of $31.6 million and in Asia of $25.2 million. For Europe, the sales represented an increase of 23.5% over the prior year with all four business units recording growth. Strong demand in wireless and industrial power products led the sales growth in Asia which increased 27.7% from the prior year. The Company's sales in North America declined 3.2% in the quarter, primarily due to the completion of a large wireless infrastructure project in the prior year. Sales in Latin America decreased 8.0% over the prior year, mostly due to reduced demand in Central America, partially offset by increases in Mexico and Brazil.

For the six-month period, sales increased 8.7% from the prior year to $247.4 million. Net income was $2.1 million, or $0.15 per share, in the six months compared to $1.5 million, or $0.11 per share a year ago, before the cumulative effect of accounting change which affected the prior year's six months as noted in the financial tables at the end of this release.

As part of its fiscal second quarter financial reporting process, the Company identified an accounting error that occurred in a foreign subsidiary which affected previously reported interest expense for the prior seven quarters. The correcting adjustment included a cumulative charge of $0.7 million in the second quarter of fiscal 2004.

"We are pleased to report another solid quarter of sales and net income growth with positive cash flow," Edward J. Richardson, Chairman of the Board and Chief Executive Officer, said. "Our engineered solutions strategy is providing increasing levels of new opportunities for all of our strategic business units. Demand continues to strengthen as new orders increased 18% sequentially from the prior quarter, providing a solid order backlog for continued growth."

On Friday, December 19, 2003 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 800-450-0788 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on December 19, 2003 through March 23, 2004. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 712128.

This release includes certain "forward-looking" statements as defined by the SEC. Statements in this press release regarding the Company's business, which are not historical facts, represent "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations Six Months Ended November 29, 2003 (in thousands, except per share amounts, unaudited)
	Three Months		Six Months
	FY 2004	FY 2003	FY 2004	FY 2003
Net sales	$ 128,051	$ 118,958	$ 247,357	$ 227,572
Cost of products sold	97,109	90,045	187,300	171,505
Gross margin	30,942	28,913	60,057	56,067
Selling, general and administrative expense	25,395	24,458	51,240	48,704
Operating income	5,547	4,455	8,817	7,363
Other expenses, net (Note 1)	3,136	2,595	5,616	5,059
Income before income tax and cumulative effect of accounting change	2,411	1,860	3,201	2,304
Income tax	844	670	1,128	830
Income before cumulative effect of accounting change	1,567	1,190	2,073	1,474
Cumulative effect of accounting change, net of tax (Note 2)	-	-	-	(17,862)
Net income (loss)	$ 1,567	$ 1,190	$ 2,073	$ (16,388)
Income (loss) per share - basic: Income per share before cumulative effect of accounting change	$ .11	$ .09	$ .15	$ .11
Cumulative effect of accounting change, net of tax	-	-	-	(1.30)
Net income (loss) per share	$ .11	$ .09	$ .15	$ (1.19)
Average shares outstanding	13,979	13,740	13,952	13,734
Income (loss) per share - diluted: Income per share before cumulative effect of accounting change	$ .11	$ .09	$ .15	$ .11
Cumulative effect of accounting change, net of tax	-	-	-	(1.28)
Net income (loss) per share	$ .11	$ .09	$ .15	$ (1.17)
Average shares outstanding	14,361	13,871	14,281	14,004
Dividends per common share	$ .04	$ .04	$ .08	$ .08

Notes:

  During fiscal quarter ended November 29, 2003, the Company identified an accounting error that occurred in a foreign subsidiary which affected previously reported interest expense for seven prior fiscal quarters resulting in a cumulative charge of $738 included in the financial results for the three- and six-month periods ended November 29, 2003.
  During the quarter ended November 30, 2002, the Company adopted SFAS 142, "Goodwill and Other intangible Assets" effective June 1, 2002 and as result recorded a cumulative effect adjustment of $17,862, net of taxes of $3,725 to write-off impaired goodwill.

Richardson Electronics, Ltd. Sales and Gross Margin Second Quarter Fiscal 2004, Ended November 29, 2003 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
Second Quarter RFWC IPG SSD DSG Other	$ 57,705 27,868 26,109 14,864 1,505	$ 53,762 24,331 23,989 14,833 2,043	7.3% 14.5% 8.8% 0.2%	$ 12,846 8,678 6,664 3,727 (973)	22.3% 31.1% 25.5% 25.1%	$ 12,031 7,540 6,013 3,993 (664)	22.4% 31.0% 25.1% 26.9%
Total	$128,051	$118,958	7.6%	$ 30,942	24.2%	$ 28,913	24.3%
Full Year RFWC IPG SSD DSG Other	$107,520 53,718 51,281 30,943 3,895	$100,878 47,778 46,396 28,122 4,398	6.6% 12.4% 10.5% 10.0%	$ 24,028 16,347 13,025 7.986 (1,329)	22.3% 30.4% 25.4% 25.8%	$ 22,786 15,080 11,447 7,596 (842)	22.6% 31.6% 24.7% 27.0%
Total	$247,357	$227,572	8.7%	$ 60,057	24.3%	$ 56,067	24.6%

By Geographic Area:	Sales			Gross Margin
	FY 2004	FY 2003	% Change	FY 2004	GM% of Sales	FY 2003	GM% of Sales
Second Quarter North America Europe Asia/Pacific Latin America Corporate	$ 65,702 31,576 25,160 4,572 1,041	$ 67,898 25,575 19,701 4,969 815	-3.2% 23.5% 27.7% -8.0%	$ 17,064 9,009 5,648 1,118 (1,897)	26.0% 28.5% 22.4% 24.5%	$ 17,573 7,101 4,468 1,509 (1.738)	25.9% 27.8% 22.7% 30.4%
Total	$ 128,051	$118,958	7.6%	$ 30,942	24.2%	$ 28,913	24.3%
Full Year North America Europe Asia/Pacific Latin America Corporate	$ 131,133 56,942 47,490 9,677 2,115	$ 129,167 48,932 37,932 10,036 1,505	1.5% 16.4% 25.2% -3.6%	$ 34,620 16,386 10,587 2,301 (3,837)	26.4% 28.8% 22.3% 23.8%	$ 33,987 13,334 8,803 2,791 (2,848)	26.3% 27.3% 23.2% 27.8%
Total	$ 247,357	$ 227,572	8.7%	$ 60,057	24.3%	$ 56,067	24.6%

    Note: Fiscal 2002 data has been reclassified to conform with the current presentation.
            Europe includes Sales and Gross margins to Middle East and Africa.
            Corporate primarily consists of Freight and Corporate provisions.

Richardson Electronics, Ltd. Consolidated Condensed Balance Sheets (in thousands)
	(unaudited) November 29, 2003	May 31, 2003
ASSETS
Current assets:
Cash and equivalents	$ 20,764	$ 17,498
Accounts receivable, net	93,865	85,355
Inventories	91,298	95,896
Other	25,163	26,320
Total current assets	231,090	225,069

Property, plant and equipment, net	30,556	31,088
Goodwill and intangible assets	6,023	6,129
Other assets	3,501	3,269
Total assets	$ 271,170	$ 265,555

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 29,572	$ 23,660
Other accrued liabilities	20,830	17,467
Total current liabilities	50,402	41,127

Long-term debt	134,784	138,396
Other liabilities	6,710	10,318
Total liabilities	191,896	189,841

Stockholders' equity	79,274	75,714
Total liabilities and equity	$ 271,170	$ 265,555
Note: May 31, 2003, data has been reclassified to conform with the current presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD

Dated: December 18, 2003	By:	/s/ DARIO SACOMANI
	Name:	Dario Sacomani
	Title:	Senior Vice President and Chief Financial Officer